Exhibit 15.3

ATRenew Inc.

12th Floor, No. 6 Building

433 Songhu Road, Shanghai

People’s Republic of China

11 April , 2025

Dear Sir or Madam

ATRenew Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to ATRenew Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation” and “Item 16G. Corporate Governance” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-259187) that was filed on 31 August 2021 and the Company’s registration statement on Form S-8 (File No. 333-271485) that was filed on 28 April 2023.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP